Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ranger Energy Services, Inc. of our report dated February 3, 2017, relating to the financial statements of Magna Energy Services, LLC, appearing in the Registration Statement (No. 333-218139) on Form S-1 of Ranger Energy Services, Inc., as amended.

/s/ Hein & Associates, LLP

Denver, Colorado

August 15, 2017